UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 12, 2012

Date of Report (Date of earliest event reported)

WESTERN GAS PARTNERS, LP

(Exact name of Registrant as specified in its charter)

Delaware	001-34046	26-1075808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(Address of principal executive offices)

(832) 636-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 12, 2012, Moody’s Investors Service, Inc. announced the senior long-term, unsecured debt of Western Gas Partners, LP (the “Partnership”) as investment grade. The Partnership currently has an investment grade credit rating from Fitch, Inc.

With the Partnership’s senior long-term, unsecured debt now being rated investment grade by two of the three major rating agencies, all conditions have been met for the release of the Partnership’s guarantors from their guarantee obligations under the Partnership’s $800.0 million revolving credit facility.

As a result of the guarantee release conditions under the revolving credit facility having been met, each guarantor’s guarantee was released effective today from and pursuant to the terms of the Indenture, dated as of May 18, 2011, by and among the Partnership, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the Partnership’s 5.375% senior notes due 2021 issued pursuant to the First Supplemental Indenture, dated as of May 18, 2011, by and among the Partnership, the subsidiary guarantors party thereto and the Trustee.

Further, upon release of the guarantors under the revolving credit facility, the Partnership is no longer required to comply with certain covenants under the facility, including the maintenance of an interest coverage ratio and adherence to covenants that limit, among other things, the Partnership’s, and certain of the Partnership’s subsidiaries’, ability to dispose of assets and make certain investments or payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS PARTNERS, LP

	By:	Western Gas Holdings, LLC, its general partner

Date: June 13, 2012

/s/ Amanda M. McMillian
Amanda M. McMillian Vice President, General Counsel and Corporate Secretary